Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 2 Form S-4 of Fact II Acquistion Corp., where Precision Aerospace & Defense Group, Inc. and its Subsidiaries (F/K/A Precision Aerospace Group, Inc.) (“the Company”) is the co-registrant, of our report dated April 15, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

May 15, 2026